Exhibit 99.1

General Cable Commences Registered Exchange Offer for Its 5.750% Senior Notes Due 2022

HIGHLAND HEIGHTS, Ky.--(BUSINESS WIRE)--June 18, 2014--General Cable Corporation (NYSE: BGC) (the “Company”) today announced the commencement of an offer to exchange up to $600,000,000 aggregate principal amount of its outstanding 5.750% Senior Notes due 2022 (the “Old Notes”) for the same principal amount of 5.750% Senior Notes due 2022 (the “New Notes” and, together with the Old Notes, the “Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Old Notes were issued on September 25, 2012 in a transaction exempt from registration under the Securities Act. The terms of the New Notes are substantially identical in all material respects to the terms of the Old Notes, except that the issuance of the New Notes has been registered under the Securities Act and the transfer restrictions, registration rights and the additional interest provisions relating to the Old Notes do not apply to the New Notes. Old Notes that are not exchanged will continue to be subject to the restrictions on transfer set forth in the Old Notes.

The exchange offer is being made to satisfy the Company’s registration obligations entered into in connection with the issuance of the Old Notes, and it does not represent a new financing transaction.

The exchange offer is scheduled to expire at 5:00 p.m., New York City time, on July 17, 2014, unless extended by the Company. Tenders of Old Notes must be made before the exchange offer expires and may be withdrawn at any time prior to the expiration of the exchange offer.

This press release is for informational purposes only and is not intended to serve as a solicitation to buy securities or an offer to sell securities. The exchange offer is being made, and the New Notes are being offered, solely pursuant to the prospectus dated June 17, 2014 and the related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law. Copies of the prospectus and other exchange offer documents may be obtained from U.S. Bank National Association, which is serving as the exchange agent for the exchange offer, by calling (800) 934-6802.

General Cable (NYSE:BGC), a Fortune 500 Company, is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, construction, specialty and communications markets. For more information about General Cable visit our website at www.generalcable.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the expiration of the exchange offer. Such statements are based on current expectations and are not guarantees. These forward-looking statements involve risks and uncertainties, many of which are beyond our control For additional information on factors that could affect the forward-looking statements, see our risk factors, as they may be amended from time to time, set forth in our filings with the Securities and Exchange Commission.

CONTACT:
General Cable Corporation
Len Texter, 859-572-8684
Vice President, Investor Relations